EXHIBIT 99

For immediate release

For information contact:
Investors:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

Media:
Mary K. Athridge
(212) 559-0104

LEGG MASON ANNOUNCES EXPECTED
SEPTEMBER QUARTER EARNINGS

Baltimore, Maryland - October 10, 2006 - Legg Mason, Inc. (NYSE:LM) announced today that it expects its net income for the quarter ended September 30, 2006 to be below analysts' consensus estimates and to be in the range of $.96 to $1.02 per diluted share, or $138 million to $148 million. These expected results represent a decrease from the company's net income in the quarter ended June 30, 2006 of $156 million, or $1.08 per diluted share. The company explained that the primary drivers of the lower than anticipated earnings are:

  Lower revenues for the September quarter than expected, with revenues approximately 1% less than the company's revenues in the June quarter, attributable in part to changes in the mix of the company's mutual fund assets under management during the quarter toward lower revenue-generating fixed income assets; and

  Approximately $12 million (or $.04 per diluted share) in unanticipated mutual fund distribution fee expenses payable by our acquired business to our principal third-party distributor that relate to prior quarters.

Legg Mason estimates that its assets under management as of September 30, 2006 were $890 billion (approximately 50% fixed income, 35% equity and 15% liquidity). The Company's assets under management as of June 30, 2006 were $855 billion.

The company also confirmed that its integration of the business it acquired in December 2005 remains on schedule, and that it continues to expect to achieve the previously announced cost savings from that integration.

Further details regarding Legg Mason's September quarter results of operations will be provided when the company reports its earnings before the market opens on October 24.

Legg Mason, Inc. is a global asset management firm that is structured as a holding company with on the ground capabilities around the world. The firm is headquartered in

Baltimore, Maryland and its common stock is listed on the New York Stock Exchange, where it trades under the symbol LM.

This release may contain forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.